As filed with the Securities and Exchange Commission on July 17, 2026

SECURITIES ACT FILE NO. 333-266297

INVESTMENT COMPANY ACT FILE NO. 811-22534

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 10	☒

AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 36	☒

HARRISON STREET REAL ESTATE FUND LLC

(Exact Name of Registrant as Specified in Charter)

5050 S. Syracuse Street

Denver, Colorado 80237

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (877) 200-1878

William R. Fuhs, Jr.

c/o Harrison Street Private Wealth LLC

5050 S. Syracuse Street

Denver, Colorado 80237

(Name and Address of Agent for Service)

COPY TO:

Kenneth Burdon, Esq. Simpson Thacher & Bartlett LLP 855 Boylston Street Boston, MA 02116	Jacqueline Edwards, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)

☒	on July 29, 2026 pursuant to paragraph (b)

☐	60 days after filing pursuant to paragraph (a)

☐	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment registration statement.

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:_____.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:_____.

☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:_____.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 10 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until July 29, 2026, the effectiveness of the registration statement for Harrison Street Real Estate Fund LLC, filed in Post-Effective Amendment No. 9 (“PEA No. 9”) on May 21, 2026, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 9 by means of this filing, Parts A, B and C of PEA No. 9 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for Harrison Street Real Estate Fund LLC is incorporated herein by reference to Part A of PEA No. 9.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for Harrison Street Real Estate Fund LLC is incorporated herein by reference to Part B of PEA No. 9.

PART C. OTHER INFORMATION

The Part C for Harrison Street Real Estate Fund LLC is incorporated herein by reference to Part C of PEA No. 9.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that this Registration Statement meets all of the requirements for effectiveness and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of July, 2026.

HARRISON STREET REAL ESTATE FUND LLC

By:	/s/ Mark D. Quam
Name:	Mark D. Quam
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 17, 2026.

Name:	Title:
/s/ Mark D. Quam
Mark D. Quam	Chief Executive Officer (Principal Executive Officer)
/s/ Casey R. Frazier
Casey R. Frazier*	Director and Chief Investment Officer
/s/ Jeffry A. Jones
Jeffry A. Jones*	Director
/s/ Richard J. McCready
Richard J. McCready*	Director

/s/ Paul E. Sveen
Paul E. Sveen*	Director

/s/ Robert F. Doherty
Robert F. Doherty*	Director

/s/ Susan K. Wold
Susan K. Wold*	Director
/s/ Brian Petersen
Brian Petersen	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Jillian Varner
Jillian Varner**
Chief Compliance Officer

** Attorney-in-fact pursuant to the powers of attorney previously filed as an exhibit to the Registrant’s Post-Effective Amendment No. 5 to its Registration Statement filed on Form N-2 (File Nos. 333-266297; 811-22534) on July 29, 2024 and incorporated herein by reference